State of Delaware Secretary of State Division of Corporations Delivered 06:39 PM 07/31/2008 FILED 04:07 PM 07/31/2008 SRV 080836081 – 3787616 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

* * * * *

ROYALTECH CORP. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, adopted a resolution by the unanimous written consent of its members, filed with the minutes of the Board, proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that Article Four of the Corporation’s Certificate of Incorporation is to be amended to add the following immediately after the present first paragraph thereof (which sets forth the number and par value of the Corporation’s authorized capital stock, none of which is being amended):

“Each 15 shares of the Corporation’s Common Stock issued and outstanding as of 9:00 AM EST on August 12, 2008, the effective date of a reverse stock split (the “Split Effective Date”), shall be automatically changed and reclassified, as of the Split Effective Date and without further action, into one (1) fully paid and nonassessable share of the Corporation’s Common Stock. There shall be no fractional shares issued. A holder of record of Common Stock on the Split Effective Date who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive a share of Common Stock.”

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware, and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on August 12, 2008.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Chenxi Shi, its President and CEO, this 29th day of July, 2008.

By /s/ Chenxi Shi	*

Chenxi Shi

President and CEO